Exhibit 99.1

Gaia Reports Third Quarter 2017 Results

Subscribers Increase 73% with Streaming Revenue up 85%

BOULDER, CO, November 6, 2017 — Gaia, Inc. (NASDAQ: GAIA), a conscious media company, reported financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 vs. Same Year-Ago Quarter

▪	73% subscriber growth generated 85% increase in streaming revenues to $7.0 million
▪	Total revenues up 69% to $7.5 million
▪	Gross margin up 190 basis points to 86.2%

“The third quarter was once again highlighted by stronger than forecasted subscriber growth and lower than expected customer acquisition costs,” said Jirka Rysavy, Gaia’s CEO. “Subscriber growth accelerated from 64% in the second quarter to 73% in the third, ahead of our 70% target, with customer acquisition costs remaining flat, which helped reduce our net loss for another sequential quarter.”

Gaia’s paying subscriber count increased to 311,000 on September 30, 2017, from 180,000 on September 30, 2016. Subscriber growth rate jumped to 73% from 46% in the third quarter of 2016.

During the quarter, Gaia also expanded its content offering, with the English library growing to over 8,000 titles, grew its subscriber geographic footprint to over 160 countries, launched Gaia in Spanish, including over 500 native language titles, and is launching German in the current quarter. Gaia’s investigative documentary about Nazca in Peru, which was provided for free, has reached over 80 million views.

Third Quarter 2017 Financial Results

Total revenues in the third quarter increased 69% to $7.5 million from $4.5 million in the same year-ago quarter. This was due to 85% growth in streaming revenues, which was driven by the 73% increase in paying subscribers versus September 30, 2016, exceeding the company’s expectation of 70%.

Gross profit in the third quarter increased 72% to $6.5 million compared to $3.8 million in the year-ago quarter. Gross margin increased 190 basis points to 86.2% from 84.3% in the third quarter of 2016 due to increased revenues and the related leverage on streaming costs and Gaia media library investments.

Total operating expenses in the third quarter were $12.3 million compared to $8.0 million in the year-ago quarter. The increase was due to the planned increase in marketing expenses associated with the announced acceleration of subscriber growth throughout 2017. Customer acquisition costs as a percentage of revenue declined to 80% in the third quarter of 2017 from 91% and 109% in the second and first quarters of 2017, respectively.

Net loss in the third quarter was $5.2 million or $0.34 per share, compared to net income of $100.4 million or $6.64 per share in the year-ago quarter, which reflected the $114.5 million gain on the sale of the Gaiam branded business and the repurchase of approximately 40% of its outstanding common stock in July 2016.

As of September 30, 2017, Gaia had $30.1 million in cash, unencumbered ownership of its 12-acre, 150,000 square foot campus and no debt.

Conference Call

Gaia is hosting a conference call today, November 6, 2017, beginning at 4:30 p.m. ET (2:30 p.m. MT). The conference call dial-in numbers are (888) 428-9490 (or (719) 325-2455 for international callers), passcode 7396497. Questions will be reserved for analysts and investors. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860. Following the completion of today’s conference call, a replay will be available until November 20, 2017 by dialing (844) 512-2921 (or (412) 317-6671 for international callers), passcode 7396497.

About Gaia

Gaia is a global video streaming service and community that provides curated conscious media in three primary channels—Seeking Truth, Transformation and Yoga—to its subscribers in over 160 countries. Over 90% of its 8,000+ titles are available for streaming exclusively on Gaia through most devices connected to the Internet and approximately 80% of the views are generated by content produced or owned by Gaia. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” or comparable terminology or by discussions of strategy. While Gaia believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, history of operating losses, general economic conditions, competition, changing consumer preferences, acquisitions, new initiatives undertaken by us, costs of acquiring new subscribers, subscriber retention rates, and other risks and uncertainties included in Gaia’s filings with the Securities and Exchange Commission. Gaia assumes no duty to update any forward-looking statements.

Contacts

Paul Tarell

Gaia, Inc.

(303) 222-3330

Paul.Tarell@gaia.com

Cody Slach

Liolios Investor Relations

(949) 574-3860

GAIA@liolios.com

GAIA, INC.

Condensed consolidated statements of operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands, except per share data)	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net revenues
Streaming	$7,025	$3,802	$18,290	$10,641
DVD subscription and other	497	660	1,574	1,849
Total net revenues	7,522	4,462	19,864	12,490
Cost of revenues
Streaming	958	636	2,541	1,952
DVD subscription and other	79	65	225	209
Total cost of revenues	1,037	701	2,766	2,161
Gross profit	6,485	3,761	17,098	10,329
Expenses:
Selling and operating	10,784	6,536	31,812	17,383
Corporate, general and administration	1,528	1,439	4,321	4,215
Total operating expenses	12,312	7,975	36,133	21,598
Loss from operations	(5,827)	(4,214)	(19,035)	(11,269)
Interest and other (expense) income, net	62	20	150	(133)
Loss before income taxes	(5,765)	(4,194)	(18,885)	(11,402)
Income tax benefit	(131)	(4,043)	(760)	(4,041)
Loss from continuing operations	(5,634)	(151)	(18,125)	(7,361)
Income from discontinued operations, net of tax	429	100,595	429	97,741
Net Income (loss)	$(5,205)	$100,444	$(17,696)	$90,380
Income (loss) per share—basic and diluted:
Continuing operations	$(0.37)	$(0.01)	$(1.20)	$(0.34)
Discontinued operations	0.03	6.65	0.03	4.56
Basic and diluted net income (loss) per share	$(0.34)	$6.64	$(1.17)	$4.22
Weighted-average shares outstanding:
Basic and diluted	15,161	15,138	15,157	21,417

GAIA, INC.

Condensed consolidated balance sheets

	September 30,	December 31,
(in thousands, except share and per share data)	2017	2016
	(unaudited)
ASSETS
Current assets:
Cash	$30,107	$54,027
Accounts receivable	836	554
Prepaid expenses and other current assets	2,505	1,303
Total current assets	33,448	55,884

Building and land, net	17,055	16,896
Media library, software and equipment, net	18,722	12,861
Goodwill	10,609	10,609
Investments and other assets	11,000	10,946
Total assets	$90,834	$107,196
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$6,318	$6,672
Deferred revenue	3,253	2,434
Total current liabilities	9,571	9,106
Deferred taxes	—	553
Contingencies
Equity	81,263	97,537
Total liabilities and equity	$90,834	$107,196

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